Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Harte Hanks, Inc., a Delaware corporation (“Company”), and Karen A. Puckett (“Executive”).

W I T N E S S E T H:

WHEREAS, Company desires to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to be employed on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE I
EMPLOYMENT AND DUTIES

1.1                              Employment; Effective Date.  Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of September 14, 2015 (the “Effective Date”) and continuing for the period of time set forth in Article II of this Agreement, subject to the terms and conditions of this Agreement.

1.2                              Positions.  From and after the Effective Date, Executive shall be employed in the position of President and Chief Executive Officer of Company or in such other position or positions as the parties mutually may agree, and Executive shall report to Company’s Board of Directors (the “Board”).  During the Employment Period, Company expects that Executive will continue to serve as a member of the Board, subject to any required approval of Company’s stockholders, without any additional compensation.  Executive hereby resigns as a member of the Compensation Committee of the Board as of the Effective Date.

1.3                              Duties and Services.  Executive agrees to serve in the position(s) referred to in Section 1.2 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position(s), as well as such additional duties and services appropriate to such position(s) that the parties mutually may agree upon from time to time.  Executive’s employment shall be subject to the policies maintained and established by Company, as such policies may exist from time to time.

1.4                              Other Interests.  Executive agrees, during the Employment Period, to devote Executive’s full business time, energy and best efforts to the business and affairs of Company and, as applicable, its affiliates.  Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments, (b) engage in charitable and civic activities, and (c) serve as a member of the board of directors (or similar governing body) of one public or private company or entity (other than the Board) and may, with the consent of the Board, serve as a member of the board of directors (or similar governing body) of one additional public or private company or entity (other than the Board) after one year of employment; provided, however, that such activities shall be permitted only so long as such activities do not violate the terms of Article V or VI of this Agreement, conflict with the business and affairs of Company or interfere with Executive’s performance of Executive’s duties hereunder.  Executive has disclosed and represented to Company that Executive serves as a director of Entergy Corporation.

1.5                              Duty of Loyalty.  Executive acknowledges that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of Company and to do no act that would injure the business, interests, or reputation of Company or any of its affiliates.  Consistent with those duties, Executive agrees to disclose to Company all business opportunities pertaining to Company’s and its affiliates’ business and shall not appropriate for Executive’s own benefit business opportunities concerning Company’s or its affiliates’ business.  If Executive’s other business interests present a conflict of interest with Company’s business, Executive shall fully disclose the conflict.

ARTICLE II
TERM AND TERMINATION OF EMPLOYMENT

2.1                              Term.  Until terminated in accordance with the further provisions of this Article II, Company agrees to employ Executive hereunder for the period beginning on the Effective Date (the “Employment Period”).

2.2                              Company’s Right to Terminate.  Executive’s employment by Company shall automatically terminate upon the death of Executive, and Company shall have the right to terminate Executive’s employment under this Agreement at any time for any reason whatsoever or for no reason at all, in the sole discretion of Company.

2.3                              Executive’s Right to Terminate.  Executive shall have the right to terminate Executive’s employment hereunder at any time for any reason whatsoever or for no reason at all.

2.4                              Notice of Termination and Effective Date of Termination.

(a)                                 Notice of Termination.  If Company or Executive desires to terminate Executive’s employment hereunder, Company or Executive shall do so by giving written notice to the other party that Company or Executive has elected to terminate Executive’s employment hereunder and stating the effective date of the termination and reason for such termination; provided, however, that (i) Executive shall endeavor to provide any such notice to the Company at least 180 days prior to the specified effective date of termination, and (ii) any such notice provided by Company to Executive shall be provided at least 30 days prior to the specified effective date of termination.  In the event that Executive has provided notice to Company of Executive’s termination of employment, Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Executive’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 2.2), in which case Company shall pay Executive in respect of her Base Salary for the period through the date of termination specified in such notice by the Executive, not to exceed 145 days.  No action by either party pursuant to this Section 2.4(a) shall alter or amend any other provisions hereof or rights arising hereunder, including the provisions of Articles IV, V and VI hereof.

(b)                                Date of Termination.  The effective date of Executive’s termination (the “Termination Date”) shall be as follows: (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated by Company for any reason, then the date specified in the notice of termination delivered to Executive by Company; and (iii) if Executive’s employment is terminated by Executive pursuant to Section 2.3 above, then, unless Company exercises its right pursuant to Section 2.4(a) above to specify an alternative date, the date specified in the notice of such termination delivered to Company by Executive (and, in the case of a termination by Executive for “Good Reason” as provided in Section 4.1(b) of this Agreement or as provided in the Change in Control Severance Agreement (as defined hereafter in Section 4.1(c), and as may be amended from time to time with the consent of Executive), the day following the last day of the applicable cure period if Company fails to cure the alleged Good Reason conditions).  For purposes of this Agreement, references to Executive’s termination of employment (including references to Executive’s Termination Date) shall mean, and be interpreted in accordance with, Executive’s “separation from service” from Company within the meaning of Treasury regulation § 1.409A-1(h)(1)(ii).

2.5                              Deemed Resignations.  Unless otherwise agreed to in writing by Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each of its affiliates (if applicable), and an automatic resignation of Executive from the Board and from the board of directors (or similar governing body) of each of Company’s affiliates (if applicable) and of any corporation, limited liability company or other entity in which Company holds an equity interest and with respect to which board (or similar governing body) Executive serves as the designee or other representative of Company.

ARTICLE III
COMPENSATION AND BENEFITS

3.1                              Base Salary.  During the Employment Period, Executive shall receive an annualized base salary of $730,000 (the “Base Salary”).  Executive’s Base Salary shall be paid in equal installments in accordance with Company’s policy regarding payment of compensation to similarly situated executives as may exist from time to time, but no less frequently than monthly.

3.2                              Annual Bonuses.

(a)                                 Annual Performance Bonus.  During the Employment Period, Executive shall be eligible to receive an annual performance bonus payment (the “Annual Bonus”) for each calendar year beginning on and after January 1, 2016 pursuant to Company’s annual cash performance bonus program.  Each Annual Bonus shall be payable based on the achievement of reasonable Company and/or Executive performance objectives established by the independent members of the Board (or a committee thereof).  For each calendar year, Executive’s target Annual Bonus shall be equal to 100% of Executive’s annual Base Salary in effect on the last day of the applicable calendar year (the “Target Bonus”), and Executive shall be eligible to receive an Annual Bonus of up to 200% of the Target Bonus.  Company shall pay each Annual Bonus, if any, with respect to a calendar year (the “Bonus Year”) in accordance with and subject to Company’s practices as applied to other executive officers.  Executive shall be entitled to receive payment of an Annual Bonus for a Bonus Year, if any, only if Executive is employed by Company on the date such Annual Bonus is paid to other executive officers.

(b)                                Bonus Restricted Stock Election.  Executive may elect to participate in Company’s “Bonus Restricted Stock” program, as then established by the Board (and/or a committee thereof).  (As currently adopted by Company, Executive could receive up to 30% of the total dollar value of an Annual Bonus in the form of restricted shares (each, a “Bonus Restricted Stock Award”) of Company’s common stock (“Common Stock”), with the number of shares of Common Stock subject to any Bonus Restricted Stock Award equaling (i) 125% of the dollar value of the portion of the Annual Bonus elected by Executive divided by (ii) the Fair Market Value of the Common Stock on the date of grant (as defined by and in accordance with Company’s then-applicable equity incentive plan).)  Bonus Restricted Stock Awards currently vest in full on the first anniversary of grant date.)

3.3                              Review.  At least annually during the Employment Period, the independent members of the Board (or a duly empowered committee thereof) shall conduct a formal review of Executive’s performance, including a review of the amounts of Executive’s Base Salary and Target Bonus, which such amounts may, in the sole and absolute discretion of the independent members of the Board (or a duly empowered committee thereof), be increased; provided, however, that the independent members of the Board (or a duly empowered committee thereof) may decrease Executive’s Base Salary at any time and from time to time only so long as any such decrease is part of similar reductions of the same degree applicable to all of Company’s executive officers.

3.4                              Expenses.

(a)                                 Business Expenses.  Company shall promptly reimburse Executive for all reasonable business expenses actually incurred by Executive in performing services hereunder, including all such expenses of travel and living expenses while away from home on business or at the request of Company, subject to Section 3.9; in each case, that are incurred and accounted for in accordance with the policies and procedures established by Company in effect from time to time.

(b)                                Legal Fees.  Company will reimburse Executive for up to $10,000 in legal fees incurred by Executive for review and negotiation of this Agreement.  Executive should provide an invoice from her attorney stating the fee actually charged for such review and negotiation and how that fee was determined.

(c)                                 In no event shall: (i) any reimbursement be made to Executive for expenses incurred after Executive’s Termination Date, (ii) Executive be permitted to receive a payment or other benefit in lieu of reimbursement, or (iii) the amount of expenses for which Executive is eligible to receive reimbursement during any calendar year affect the amount of expenses for which Executive is eligible to receive reimbursement during any other calendar year within the Employment Period.

3.5                              Equity and Equity-Based Awards.

(a)                                 Sign On Awards.  On the third business day after the Effective Date, Executive shall be granted the following awards, in each case, treated as “employment inducement awards” within the meaning of New York Stock Exchange Listed Company Manual Rule 303A.08 and subject to the terms and conditions of the award agreements attached hereto as Exhibits A, B and C, as applicable:

A.                                   Nonqualified stock options to purchase Company Common Stock, vesting in four equal annual installments.  The number of shares subject to the nonqualified stock option grant awarded pursuant to this Section 3.5(a)(A) shall be calculated by dividing $575,000 by the per share value of a Company nonqualified stock option determined using Black-Scholes and applying the closing price of a share of Company Common Stock on the New York Stock Exchange for the grant date, and rounding down to the nearest whole share.

B.                                   Shares of restricted Company Common Stock, vesting in three equal annual installments.  The number of shares of restricted Company Common Stock awarded pursuant to this Section 3.5(a)(B) shall be calculated by dividing $805,000 by the closing price of a share of Company Common Stock on the New York Stock Exchange for the grant date and rounding down to the nearest whole share.

C.                                   Performance units, vesting on March 15, 2019 based on Company’s achievement of the performance objectives for the period ending December 31, 2018 as set by the Compensation Committee of the Board.  The number of performance units awarded pursuant to this Section 3.5(a)(C) shall be calculated by dividing $920,000 by the per share value of a Company performance unit determined by discounting from the closing price of a share of Company Common Stock on the New York Stock Exchange for the grant date the net present value of expected dividends during the term of the performance unit award, and rounding down to the nearest whole share.

(b)                                Future Awards.  Executive may periodically in accordance with Company’s then current procedures and terms, as determined by the Board (or a designated committee thereof) in its sole discretion, receive grants of equity, equity-based or other awards pursuant to Company’s then applicable equity incentive plan(s), subject to the respective terms and conditions thereof.  For 2016, the parties expressly agree that Executive shall receive equity, equity-based or other awards at least consistent with the Company’s 2016 grant policy for senior executives generally and also taking into account her position as President and Chief Executive Officer of the Company.

3.6                              Employee Benefits.  During the Employment Period, and subject to the terms and conditions of the applicable plans and programs in effect from time to time, Executive (and, to the extent applicable, Executive’s spouse, dependents and beneficiaries) shall be eligible to participate in all benefit plans and programs of Company (including but not limited to any 401(k), profit sharing or thrift plan, any medical, dental, disability, or life insurance, and any pension plan or supplemental retirement plan), including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated executives of Company.  Company shall not, however, by reason of this Section 3.6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or program, so long as such changes are similarly applicable to similarly situated executives generally.  For the avoidance of doubt, Executive shall be eligible to defer some or all of Executive’s Base Salary and Annual Bonus in Company’s nonqualified Deferred Compensation Plan in accordance with the terms of such plan.

3.7                              Time-Off Benefits.  In addition to Company’s standard policies regarding bereavement, jury duty, holidays and other paid time off, Executive shall be entitled to substitute holidays upon reasonable notice to the Board, provided that doing so does not conflict with Company work schedules or priorities.  Executive’s entitlement to paid time off is subject to adjustment by Company in the same manner and to the same degree as an adjustment to the paid time off entitlement of other executives.

3.8                              Automobile Allowance.  During the Employment Period, Executive shall be entitled to receive a non-accountable automobile allowance of $1,325 per month, provided that such automobile allowance may be changed by the Board (or a committee thereof) in the same manner and degree that such automobile allowances are changed for Company’s other executive officers.

3.9                              Temporary Living Expenses; Relocation.  During the Employment Term, Executive shall not be required to relocate her current primary personal residence; however, Executive shall be required to travel away from her principal residence as reasonably necessary to discharge the duties described in Section 1.3.  If, during the first 24 months of the Employment Period, Executive establishes a primary personal residence within 30 miles of a Primary Company Location, then Company shall reimburse at Executive’s election either (i) the reasonable moving and closing costs for the purchase of her new primary residence and sale of her current primary residence, or (ii) half of the amount of any loss incurred by Executive on the sale of her current primary personal residence, such loss reimbursement not to exceed $250,000.  In addition, for up to 12 months during the Employment Period, Company will pay directly (or reimburse Executive for) the costs to lease an apartment, selected by Executive, within 30 miles of a Primary Company Location, such costs not to exceed $3,000 per month (including rent, utilities, furnishings and other similar items, the “Temporary Living Assistance”).  Company and Executive agree to take reasonable steps to avoid having the Temporary Living Assistance qualify as income to Executive.  “Primary Company Location” for the purpose of this Section 3.9 shall mean any of the following Company locations: Austin, Bensalem/Langhorne (Pennsylvania), Burlington (Massachusetts), San Antonio, San Francisco/San Mateo, or any other location mutually agreed by Company and Executive.

3.10                       Indemnification.  Executive’s indemnification agreement with Company, dated August 29, 2012 (the “Indemnification Agreement”), will continue in full force and effect.

ARTICLE IV
EFFECT OF TERMINATION ON COMPENSATION

4.1                              Severance Benefits.

(a)                                 Severance Policy.  As of the Effective Date, Executive shall be a designated beneficiary of Company’s Executive Severance Policy (the current version of which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 30, 2015 as Exhibit 10.1 to a Form 8-K (Executive Severance Policy dated January 29, 2015)), as may be amended by the Company from time to time (the “Severance Policy”), and (notwithstanding anything in the Severance Policy to the contrary) Executive’s “Severance Period” for the purpose of the Severance Policy shall be two years.

(b)                                Severance in Event of a Good Reason Termination.  In the event Executive terminates her employment for Good Reason (as defined below) and the Change in Control Severance Agreement (as defined in Section 4.1(c)) does not apply, she will be entitled to the compensation and benefits payable under the Severance Policy as if she had been terminated without “Cause” under the Severance Policy.  For the purposes hereof, “Good Reason” shall mean any one or more of the following events:  (1) a material adverse change in the nature or scope of the authority, functions or duties attached to Executive’s position with Company; (2) a reduction in the Executive’s salary, bonus or incentive compensation or a reduction in scope or value of other monetary or non-monetary benefits (other than benefits pursuant to a broad-based employee benefit plan) to which the Executive is entitled; (3) a requirement that Executive be principally based at an office or location that is more than 30 miles from

Executive’s principal office or location; or (4) Company commits any material breach of this Agreement; provided, however, that if any of the above Good Reason conditions exists, Executive must provide notice to Company no more than 90 calendar days following the initial existence of any such condition and Executive’s intention to terminate employment for Good Reason.  Upon such notice, Company shall have 30 calendar days during which it may remedy the condition, so that any such termination of employment by Executive shall not be for Good Reason.

(c)                                 Change in Control Severance Agreement.  Company and Executive also shall be subject to the change in control severance agreement filed with the SEC on March 19, 2015 as Exhibit 10.1 to a Form 8-K (Form of Amended & Restated Severance Agreement between Harte Hanks and its Corporate Officers (other than its CEO)) (the “Change in Control Severance Agreement”) upon the later of the Effective Date or the effective date of the Change in Control Severance Agreement.  For the purpose of the Change in Control Severance Agreement, the multiplier for determining Executive’s “CiC Severance Compensation” shall be 3 and Executive’s “Employment Restrictions Agreement” shall be this Agreement.

4.2                              Termination for Reasons Not Entitling Executive to Severance Benefits Under the Severance Policy or Change in Control Severance Agreement or Due to Death or Disability.  If Executive’s employment hereunder is terminated and Executive is not entitled to benefits under the Severance Policy, the Change in Control Severance Agreement (as may be amended from time to time with the consent of Executive), or Sections 4.3 and 4.4 below, then, upon such termination, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the Termination Date, except that Executive shall be entitled to receive: (i) within 10 business days following the Termination Date, accrued but unpaid Base Salary and unused vacation earned through the Termination Date; (ii) any accrued but unpaid Annual Bonus earned for any previously completed calendar year, paid in accordance with Section 3.2 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with Company); (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company’s policies prior to Executive’s Termination Date (provided claims for reimbursement are accompanied by appropriate supporting documentation and are submitted to Company within 90 days following the Termination Date, reimbursement shall be made within 60 days of Executive’s claim for reimbursement); and (iv) employee benefits and equity or equity-based compensation, if any, as to which Executive may be entitled under Company’s Incentive Plan and other employee benefit plans and programs or any agreement between Company and Executive (the amounts described in clauses (i) through (iv) hereof being referred to as the “Accrued Rights”).

4.3                              By Death.  If Executive’s employment hereunder shall be terminated by Executive’s death, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with Executive’s Termination Date, except (i) for the Accrued Rights, and (ii) that a beneficiary designated by Executive in accordance with Company’s policies and procedures regarding such designation shall receive an amount in cash equal to $900,000, payable in ten equal annual installments.

4.4                              By Disability.  If Executive’s employment hereunder shall be terminated by Company due to Executive’s becoming disabled within the meaning of Company’s long-term disability plan (“Disability”), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with Executive’s Termination Date, except for the Accrued Rights, including but not limited to any benefits due in accordance with any long-term disability plan of Company in which Executive participates as of the Termination Date.

4.5                              Liquidated Damages.  In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, Company and Executive hereby agree that the severance payments, if any, to be received by Executive pursuant to this Article IV (including under the Severance Policy or Change of Control Severance Agreement) shall be received by Executive as liquidated damages.

ARTICLE V
PROTECTION OF INFORMATION

5.1                              Access to Information.  For purposes of this Article V, the term “Company” shall include Company and each of its affiliates.  Executive acknowledges and agrees that she will be provided information that (a) relates to Company’s business; (b) provides Company economic value or business advantage; (c) is not generally known to the public; and (d) is learned or developed by Executive as a direct or indirect result of or during the course of Executive’s employment with Company, including but not limited to Company’s trade secrets (i.e., Company’s formulas, patterns, devices or compilations of information that generally facilitate the provision of services or sale of products, increase revenues, or provide an advantage over the competition, are not generally known and are identified as such) and “Inventions” (i.e., any and all inventions, discoveries, concepts, and ideas, whether or not patentable, including without limitation, devices, processes, methods, formulas, techniques, improvements, modifications or know-how related thereto, that relate to any part of Company’s business or any business contemplated by Company, that is conceived or developed by Executive during employment (or thereafter if such invention is based, derived from or related to work performed by Executive during her employment or Company’s Confidential Information) including all drawings, manuals, correspondence, notebooks, reports, and other like materials and information relating thereto) and other information related to, without limitation, any customer, business, merchandise, or marketing procedures, processes and services; hardware; software; research; marketing; developments; products; product lines; design; purchasing; finances and financial affairs; accounting; merchandising; selling; engineering; employees; training; business practices; business plans; business strategies; acquisitions; potential acquisitions; customer lists; customer contact lists; information provided by Company’s customers; proprietary information; employee lists; employee compensation information; vendor lists; supplier lists; pricing; pricing agreements; merchandise resources; supply resources; service resources; system designs; procedures manuals; policies; non-public personal information and protected health information about consumers; social security numbers; drivers license numbers (or state or federal identification card numbers); financial account numbers; credit or debit card numbers; the prices Company obtains or has obtained or at which it sells or has sold its services or products; or the names of Company personnel and those to whom the personnel report (collectively, “Confidential Information”).  In consideration of such Confidential Information and other valuable consideration provided hereunder, and in order to protect Company’s legitimate business interests, Executive agrees to comply with this Article V.

5.2                              Company Covenants.  Upon the execution of this Agreement by both parties, Company will place Executive in a position of special trust, and will provide Executive with (a) Confidential Information and access to such information; (b) specialized training, including self study materials and course work, classroom training, on-line training, on-the-job training, and instruction as to Company’s products, services and methods of operations; and (c) goodwill support such as expense reimbursements in accordance with Company policies, Confidential Information related to Company’s current and prospective clients, customers, business associates, vendors and suppliers and/or contact and relationships with current and potential clients, customers and business associates, in order to help Executive develop goodwill for Company.  The foregoing is not contingent on Executive’s continued employment for any length of time, but is contingent upon Executive not working for or assisting a Competitive Business (as defined in Article VI below) and Executive’s full compliance with the restrictions in Article V and VI hereof.  Executive specifically acknowledges that the items described in clauses (a), (b), and (c) above will be items that Executive has not previously been given and that Executive would not be given but for the execution of this Agreement.

5.3                              Executive Covenants.  Executive agrees not to, directly or indirectly, participate in the unauthorized use, disclosure or conversion of any Confidential Information.  Specifically, but without limitation, Executive agrees not to use Confidential Information for her sole benefit, or for the benefit of any person or entity in any other way that harms Company or diminishes the value of the Confidential Information to Company.  Executive also agrees to use the specialized training, goodwill and contacts developed with Company’s customers and contractors for the exclusive benefit of Company and agrees not to use these items at any time in a way that would harm the business interests of Company.

5.4                              Goodwill with Customers.  Executive acknowledges that Company has near permanent relationships with its customers and owns the goodwill in Executive’s relationships with customers that Executive will or has developed or maintained in the course and scope of Executive’s employment with Company.  If Executive owns goodwill in a relationship with a customer as of the Effective Date, Executive assigns any and all such goodwill to Company, and Company shall become the owner of such goodwill.

5.5                              Company’s Property.  All documents and things provided to Executive by Company for use in connection with Executive’s employment, or created by Executive in the course and scope of Executive’s employment with Company, are the sole property of Company and shall be held by Executive as a fiduciary on behalf of Company.  Immediately upon termination of Executive’s employment, without the requirement of a prior demand by Company, Executive shall surrender to Company all such documents and things, including, but not limited to, all Confidential Information and all documents and things related to Restricted Customers (as defined in Article VI hereof) or Employee-Related Service (as defined in Article VI hereof), together with all copies, recording abstracts, notes, reproductions or electronic versions of any kind made from or about the documents and things and the information they contain.

5.6        Inventions.  During and after Executive’s employment, Executive shall promptly and completely disclose, in writing, to Company or its designee all conceived or developed Inventions.  Any and all Inventions shall be the absolute property of Company or its designees.  Company’s ownership in and to such Inventions shall vest without regard to Executive’s conception or development of the Inventions during or outside regular business hours, on or off Company premises, or with or without the use of Company resources or materials.  During employment and as necessary thereafter, Executive shall assist Company to obtain, perfect and maintain all intellectual property rights covering such intellectual property that Company seeks to protect, and shall execute all documents and do all things necessary to obtain for Company all such intellectual property rights.  Upon Company’s request and at Company’s expense, Executive agrees to make application in due form for United States letters patents or foreign letters patents or the like (“Patents”) that claim, register or disclose Inventions, in whole or in part.  Executive further agrees to assign to Company all right, title and interest in and to any Patent application and any Patent that may result.  To this end, Executive agrees to execute any and all instruments and do any and all acts necessary or desirable in connection with filing a Patent application and perfecting Company’s entire right, title and interest in and to such Patent application and any resulting Patent.  To maintain or further Company’s rights, title and interest in a Patent, Executive further agrees, both during and after her employment with Company, to execute any and all instruments and do any and all acts necessary or desirable (including giving testimony in support of Executive’s inventorship) in connection with any continuations, reissues, reexaminations or the like, in the conduct of any related proceedings or litigation.  Executive acknowledges that Company shall be the copyright proprietor of all copyrighted works created or developed by Executive, whether solely or jointly with others, during Executive’s employment, and such works created pursuant to the performance of Executive’s duties shall be “works for hire.”  Where a copyrighted work prepared by Executive does not satisfy the statutory requirements of a “work for hire,” Executive agrees to assign to Company all right, title and interest in the copyrighted work.

ARTICLE VI

PROTECTIVE COVENANTS

6.1        Definitions.  Executive agrees that the following covenants are reasonable and necessary agreements for the protection of the business interests covered in the fully enforceable, ancillary agreements set forth in this Agreement, including those in Article V above.  For purposes of this Article VI, (a) the term “Company” shall include Company and each of its affiliates and (b) the following terms shall have the following meanings:

“Competitive Business” means any legal person (including Executive), and any parent, subsidiary, partner, agent, or affiliate of any legal person, that engages in, or plans to become engaged in, the development, design, production, manufacture, promotion, marketing, sale, support or service of a Competitive Service, Competitive Service Support, or any other product, good, process, or service that has been or is being developed, designed, produced, manufactured, marketed, promoted, sold, licensed or serviced by any legal person other than Company that would compete with or displace any services or products sold or being developed for sale by Company during Executive’s employment with Company or that engages in any other activities so similar in nature or purpose to those of Company that they would displace business opportunities or customers of Company, which include (without limitation) each company named in the peer group of Company’s then-current annual report on Form 10-K filed with the Securities and Exchange Commission.

“Competing Service” means any service, process, solution or product that has been or is being developed, designed, produced, manufactured, marketed, promoted, sold, offered, licensed or serviced by any legal person other than Company that is the same or similar to, performs any of the same or similar functions, may be substituted for, or is intended to be or is used for any of the same purposes of any Employee-Related Service.

“Competitive Service Support” means any research, development, analysis, planning or support services of any kind or nature, including, without limitation, theoretical, applied, business, technical, regulatory, or systems research, analysis, planning, or support for or by any legal person other than Company that is intended for, or may be useful in, assisting, improving, or enhancing any aspect of the development, design, production, manufacture, marketing, promotion, sale, support, or service of a Competitive Service.

“Employee-Related Service” means goods, processes or services that have been or are being developed, designed, produced, manufactured, marketed, promoted, sold, licensed or serviced by Company that either (i) relate to the services Executive performed as an employee for Company at any time in the 12 months immediately preceding Executive’s Termination Date, or (ii) that Executive had access to Confidential Information at any time in the 12 months immediately preceding Executive’s Termination Date.

“Restricted Customer” means those persons to which Company has sold, negotiated for sales, marketed, attempted to or actually promoted or provided products or services to at any time during the 12 months immediately preceding Executive’s Termination Date, and with respect to which Executive has participated in any efforts related to the sales, marketing, negotiation or provision of goods or services, had contact with or supervised employees who had contact with, or received Confidential Information about within the 12 months immediately preceding Executive’s Termination Date.

6.2        Non-Competition.  Executive agrees that while employed by Company and for a period of two years following Executive’s Termination Date (or, if longer, the implied period of salary continuation provided under, as applicable, the Severance Policy or the Change in Control Severance Agreement (as may be amended from time to time with the consent of Executive) (the “Restricted Period”), regardless of the reason for termination of employment, Executive shall not, directly or indirectly, be employed by, supervise, assist, perform services, work or otherwise engage in activities for a Competitive Business in any capacity that relates to any Competitive Service or Competitive Service Support anywhere in the United States or in any foreign country in which Company is then marketing or selling services, which the parties stipulate is a reasonable geographic area because of the scope of Company’s operations and Executive’s employment with Company.  Executive may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications or other similar methods

6.3        Non-Solicitation of Employees/Contractors.  Executive agrees that while employed by Company and during the Restricted Period following Executive’s Termination Date, regardless of the reason for termination of employment, Executive shall not directly or indirectly solicit, cause to be solicited, assist or otherwise be involved with the solicitation of, any employee, contractor or other person to terminate that person’s employment, contract or relationship with Company or to breach that person’s employment agreement or contract with Company.  Further, Executive agrees that while employed by Company and during the Restricted Period following Executive’s Termination Date, regardless of the reason for termination of employment, Executive will not, directly or indirectly, hire, recruit, solicit, or participate or assist any person or entity in hiring, recruiting or soliciting, any individual who was an employee or contractor during the 6 month period immediately following such employee or contractor’s termination of employment, contract or relationship with Company.

6.4        Non-Solicitation of Customers.  Executive agrees that while employed by Company and during the Restricted Period following Executive’s Termination Date, regardless of the reason for termination of employment, Executive shall not, on behalf of a Competitive Business, directly or indirectly solicit, cause to be solicited, sell to, contact, supervise, assist or otherwise be involved with the solicitation of, or do or otherwise attempt to do business with a Restricted Customer in connection with or relating to a Competitive Service or Competitive Service Support.  This paragraph is geographically limited to wherever any Restricted Customer can be found and is available for solicitation, or anywhere in the United States or in any foreign country in which Company is then marketing or selling services, which the parties stipulate is a reasonable geographic area because of the scope of Company’s operations and Executive’s employment with Company.  Executive may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

6.5        Non-Disparagement.  At all times during employment with Company and for the longest period thereafter permitted under law, (i) Executive shall not, directly or indirectly, make (or cause to be made) to any legal person any disparaging, derogatory or other negative or false statement about Company (including any of its products, services, policies, practices, operations, employees, sales representatives, agents, officers, directors, and equity holders), and (ii) Company (through its executive officers and board members) shall not directly or indirectly, make (or cause to be made) to any legal person any disparaging, derogatory or other negative or false statement about Executive.  Notwithstanding anything else to the contrary, the provision of truthful testimony to governmental, regulatory or self-regulatory authorities or in any legal proceeding shall not constitute a violation of this Agreement.  Further, it is understood and agreed that, after the Restricted Period following Executive’s Termination Date, this provision shall not be deemed to limit competitive speech or commercial comparisons by Executive on behalf of any future employer with respect to its services or products and such competitive speech or commercial comparisons by Executive shall not be deemed to violate this Agreement.

6.6        Early Resolution Conference/Employee Notification Obligations. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis.  However, should Executive later challenge any provision of Article V or VI as unclear, unenforceable, or inapplicable to any competitive activity that Executive intends to engage in, Executive will first notify Company in writing and meet with a Company representative and a neutral mediator (if Company elects to retain one at its expense) to discuss resolution of any disputes between the parties (an “Early Resolution Conference”).  Executive will provide this notification at least 14 days before Executive engages in any activity on behalf of a Competitive Business or engages in any other activity that could foreseeably fall within a questioned restriction.  All rights of both parties will be preserved if the Early Resolution Conference requirement is complied with even if no agreement is reached in the conference.  Executive further agrees that during the term of the restrictions in Sections 6.2, 6.3 and 6.4, Executive shall promptly inform Company in writing of the identity of any new employer, the job title of Executive’s new position and a description of any services to be rendered to that employer; and, if the new employer is a Competitive Business, will communicate Executive’s obligations under Articles V and VI to each new employer, which shall include providing each new employer with a copy of this Agreement.

6.7        Survival/Enforcement of Covenants.  Any monetary payments under this Agreement of any kind, including but not limited to, compensation, wages, separation pay or bonuses by Company to Executive are expressly conditioned upon Executive’s compliance with the restrictive covenants in Articles V and VI.  In the event of breach or threatened breach by Executive of any provision of Article V or VI hereof, Company shall be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction and (ii) any other legal and equitable relief to which Company may be entitled, including without limitation any and all monetary damages that Company may incur as a result of said breach or threatened breach.  An agreed amount for the bond to be posted if an injunction is sought by Company is $500.  Company may pursue any remedy available, without limitation, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.  Each restriction set forth in Articles V and VI hereof shall survive the termination of Executive’s employment with Company.  The existence of any claim or cause of action of Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of any covenant contained in Article V or VI.  In the event an enforcement remedy is sought under Sections 6.2, 6.3, or 6.4, the time periods provided for in those sections shall be extended by one day for each day Executive failed to comply with the restriction at issue.  If any of the restrictions in Articles V or VI are deemed unenforceable under an applicable forum’s law, the parties expressly agree that such will not affect the enforceability of any of the remaining provisions of Articles V and VI.  Further, if any of the restrictions in Articles V or VI are deemed unenforceable as written, the parties expressly authorize the court or arbitrator to revise, delete, or add to those restrictions to the extent necessary to enforce the intent of the parties and to provide effective protection for Company’s goodwill, specialized training, Confidential Information and other business interests.

ARTICLE VII
DISPUTE RESOLUTION

7.1        Choice of Law.  This Agreement shall be construed and interpreted and the rights of the parties governed by the laws of the State of Texas, without regard to its conflict of law principles.

7.2        Submission to Jurisdiction.  The parties hereto submit to the exclusive jurisdiction of the state and federal courts, as applicable, located in San Antonio, Texas, and appropriate appellate courts therefrom, over any dispute, controversy or claim between Executive and Company arising out of or relating to this Agreement or Executive’s employment with Company.  Each party submits to the jurisdiction of such courts and agrees not to raise any objections to such jurisdiction.

ARTICLE VIII
MISCELLANEOUS

8.1        Successors; Assigns.  This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive.  Company may assign this Agreement, including to any affiliate or successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of Company, at any time without the consent of Executive. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and any assign of Company shall be deemed to be “Company” for purposes of this Agreement.

8.2        Notices.  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given only if (i) delivered personally or by overnight courier, (ii) delivered by facsimile transmission with answer back confirmation, (iii) mailed (postage prepaid by certified or registered mail, return receipt requested) (effective upon actual receipt), or (iv) delivered by electronic communication to the address below.  An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this letter if sent with return receipt requested to the electronic mail address specified by the receiving party.  Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party.  The party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a non-electronic form (“Non-electronic Notice”) which shall be sent to the requesting party within five days after receipt of the written request for Non-electronic Notice.  Either party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other party hereto.

If to the Executive:  at the most recent address reflected in the payroll records of the Company

If to the Company:	Harte-Hanks, Inc.
9601 McAllister Freeway, Suite 610 San Antonio, Texas 78216 Attention: General Counsel Email: general.counsel@hartehanks.com or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

8.3        No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4        Severability.  If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

8.5        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

8.6        Withholding of Taxes and Other Executive Deductions.  Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally; provided, however, that no withholding pursuant to Section 4999 of the Code shall be made unless, in the opinion of tax counsel selected by Company and acceptable to Executive, such withholding relates to payments that result in the imposition of an excise tax pursuant to Section 4999 of the Code.

8.7        Headings; References; Interpretation.  The Article and Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits attached hereto, and not to any particular provision of this Agreement.  All references herein to Sections and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement and the Exhibits attached hereto, and all such Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.”  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

8.8        Gender and Plurals.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

8.9        Affiliate.  As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity that owns or controls, is owned or controlled by such particular person or entity.

8.10      Effect of Termination.  The provisions of Articles IV, V, VI, VII and VIII, and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and Company.

8.11      Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company.  Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force or effect, and this Agreement shall supersede all other agreements, written or oral, that purport to govern the terms of Executive’s employment (including Executive’s compensation) with Company or any of its affiliates.  Notwithstanding the forgoing, Executive’s Indemnification Agreement will continue in full force and effect.

8.12      Modification; Waiver.  Any modification to or waiver of this Agreement shall be effective only if it is in writing and signed by Company and Executive.

8.13      Advice of Counsel.  Executive acknowledges that Executive has been instructed to, and has had adequate opportunity to obtain, the advice of Executive’s own tax and legal counsel in connection with this Agreement.

8.14      Section 409A of the Code.  This Agreement is intended to comply with Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (a) the date of Executive’s death or (b) the date that is six months after Executive’s Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.  To the extent necessary to comply with Section 409A, in no event shall Executive, directly or indirectly, designate the taxable year of any payment under this Agreement.  In particular, in the event any payment hereunder conditioned upon the Executive delivering a release is not otherwise exempt from Section 409A of the Code, then if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.  Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

8.15      Compensation Recoupment.  Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), the compensation payable pursuant to this Agreement (including without limitation Sections 3.2 and 3.5 hereof) shall not be deemed fully earned or vested, even if paid or distributed to Executive, if such compensation or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback,” by Company pursuant to the provisions of the Act and any rules or regulations promulgated thereunder or by any stock exchange on which the Common Stock is listed (the “Rules”).  In addition, Executive hereby acknowledges that this Agreement may be amended as necessary and/or shall be subject to any recoupment policies adopted by Company to comply with the requirements and/or limitations under the Act and the Rules or any other federal or stock exchange requirements, including by expressly permitting (or, if applicable, requiring) Company to revoke, recover, and/or clawback any compensation payable pursuant to this Agreement (including without limitation Sections 3.2 and 3.5 hereof) that is deemed incentive compensation .

[Signature Page Follows]

IN WITNESS WHEREOF, Executive and Company each have caused this Agreement to be executed in its name and on its behalf, effective for all purposes as provided above.

HARTE HANKS, INC.

By:	/s/ Robert L. R. Munden
Robert L. R. Munden
Senior Vice President,
General Counsel & Secretary

	Date:	September 13, 2015

EXECUTIVE

/s/ Karen A. Puckett
Karen A. Puckett
Date:	September 13, 2015